EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of March 1, 2005, by and between SWK TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company"), having an office at 293 Eisenhower Parkway, Livingston, New Jersey 07039 and Andrew Rudin, currently residing at ___________________________ (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services;

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as Vice President, and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth. The Company agrees that within sixty
(60) days following the commencement of the employment agreement, it will evaluate Executive's areas of responsibilities and shall continue to do so during the first year of this Agreement. By the end of the first year of this Agreement, the Company agrees that Executive's title shall be changed to more accurately reflect his position and responsibilities.

         2. TERM. The term of the Executive's employment hereunder shall commence on the date of execution of this Agreement and shall continue to February 29, 2008 (the "Term") unless such Term is earlier terminated in accordance with the provisions of this Agreement.

         3. DUTIES. The Executive agrees that the Executive will serve the Company on a full-time basis faithfully and to the best of his ability as the Vice President of the Company, subject to the general supervision of the Chief Executive Officer and the Board of Directors of the Company. The Executive agrees that the Executive will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of his obligations under this Agreement and Executive will devote all of his working time to the business and affairs of the Company; provided, however, that the foregoing shall not be construed as precluding the Executive from (i) serving on the board of directors of any corporation not directly competitive or competitive in any material respect with the Company, and (ii) investing or trading in securities or other forms of investment, in each case, so long as such activities do not materially interfere with the performance of the Executive's duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities. Unless otherwise determined by the Company, Executive shall have the title of Vice President, and in such capacity shall have such
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authority and duties as may be assigned by the Chief Executive Officer.
Performance of Executive's duties hereunder shall in no event require that Executive relocate.

         4. COMPENSATION.

         (a) In consideration of the services to be rendered by the Executive hereunder, the Company agrees to pay the Executive, and the Executive agrees to accept fixed compensation at the rate One Hundred Forty Five Thousand Dollars($145,000), subject to all required federal, state and local payroll deductions, that shall increase on the anniversary date of March 1, 2005 and upon every annual anniversary thereafter, at a rate equal to the percentage of any increase in the Consumer Price Index - All Consumers for the New York-Northeastern New Jersey Region as reported by the Bureau of Labor Statistics for the United States, as compared with the same Consumer Price Index for the immediately preceding year.

         (b) The Executive shall be entitled to 20 days vacation during each calendar year, except for the first 10 months of the Agreement, when the Executive shall be entitled to 17 days vacation. In the event that at the end of any calendar year, the Executive has not used up to 10 days of his vacation days for such year, Executive shall be paid an amount equal to his prorated salary at the time such vacation time accrued each year, by no later than January 31 of the following year. No compensation shall be paid for in excess of 10 unused vacation days in any calendar year for any calendar year.

         (c) The Executive shall be entitled to such holidays, personal and sick days in accordance with and subject to the Company's (as defined below) policies for its own senior executives, as in effect from time to time.

         (d) The Executive shall receive medical benefits in accordance with the plan in place at the company; such benefits may change from time to time. The Executive shall also receive either qualified retirement benefits or be made a beneficiary under an incentive stock option plan. The Executive shall receive any and all benefits made available to other similar Executives of the Company as it relates to non-compensation benefits and perquisites. Compensation Benefits (defined as stock grants, incentive stock options, cash bonuses, etc.) will be made on a discretionary basis, and Executive accepts and acknowledges that all Executives may not receive the same Compensation Benefit, in either type or size, in any given year.

         (e) To the extent that the Executive becomes mentally or physically disabled, Executive shall continue to receive his salary and other benefits hereunder until the expiration of the term of this Agreement or the termination of this Agreement pursuant to Paragraph 10 hereof; provided, however, that such salary shall be reduced by any disability benefits Executive receives from policies maintained and paid for by the Company.

         (f) The Executive will receive a monthly car allowance of $650.

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         (g) Upon execution of this Agreement, Executive shall be paid a signing bonus equal to $80,000. Such bonus shall be paid in twenty-four (24) equal installments of $3,333.33, such payments to commence on June 1, 2005.

         (h) The Executive will receive a commission equal to $1,500 (to a maximum of $60,000) plus those number of shares of Trey Resources, Inc. Class A Common Stock equal to $1,875 (to a maximum of $75,000) for every customer of Business Consulting Solutions LLC which Best Software, Inc. transfers the Reseller of Record on the records maintained by Best Software, Inc to the Company. The value of the Common Stock shall be equal to the average closing price for the five trading days prior to the signing of this document.

         (i) By no later than September 1, 2005, the Company will obtain a policy of term life insurance on Executive's life, which policy shall provide for $500,000 in death benefits; provided, however, that such policy is available at standard rates or better. The beneficiaries on such policy shall be the Company and Executive's estate and such beneficiaries shall share equally in any proceeds of such policy. During the Term, the Company will pay the premiums on any such policy and use its commercially reasonable efforts to keep such policy in full force and effect.

         (j) Executive will receive a bonus at the end of the first year following the date of execution of this Agreement an amount equal to fifteen percent (15%) of the pre-tax income of SWK's Long Island Business Unit, provided that such unit has generated pre-tax net income of at least $75,000 in that 12-month time period.

         (k) Executive's bonus in years 2 and 3 will be a function of a pooled bonus plan that he will participate in together with the other senior executives of SWK; consequently, it is anticipated that by no later than March 31, 2006, the employment agreements for all SWK executives will be adjusted to reflect a pooled bonus plan for all SWK executives.

         (l) In the event that the Long Island Business Unit fails to generate revenue of at least $650,000 in the twelve (12) months following the date of execution of this Agreement, Executive agrees to reduce his salary by $10,000 for the second year of this Agreement. For the sole purpose of making the determination of whether the Long Island Business Unit generated revenue of at least $650,000 in the twelve (12) months following the date of execution of this Agreement, the Company shall track and make allocation of the time spent by the Executive, Lisa Margolies, and Harry Bourne on duties relating to the activities of the Company (as opposed to duties relating to solely to the activities of the Long Island Business Unit), which shall represent a credit to the revenue of the Long Island Business Unit. In addition, the Company shall allocate as a debit to the revenue of the Long Island Business Unit the time of other Company staff spent on activities on behalf of the Long Island Business Unit.


         (m) To the extent that Executive maintains his own AICPA insurance plan, the Company shall pay the premiums on such policy, provided that any amounts payable by

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the Company shall not exceed $2,500 in any twelve (12) month period. The Company will furnish the Executive a Form 1099 with respect to such payment.

         (n) The Company shall pay Executive's CPA licensure renewals, AICPA and State Society annual dues.



         5. BUSINESS EXPENSES.

         Employee is authorized to incur, and the Company shall pay and reimburse him for, all reasonable ordinary and necessary business expenses incurred in the performance of his duties hereunder in accordance with guidelines adopted by the Board of Directors. The Company will pay and reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The Company will provide the Executive with a corporate credit card to use for his business expenses only.

         6. TERMINATION BY THE COMPANY FOR CAUSE.

         Termination by the Company of the Executive's employment for cause (hereinafter referred to as "Termination for Cause), shall mean termination upon:

                  (i) the willful and continued failure by the Executive to substantially perform the Executive's material duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed, or

                  (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Paragraph 6, no act, or failure to act, on the Executive's part, shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company, or

                  (iii) the conviction of the Executive of a felony, limited solely for a crime related to the business operations of the Company, or that results in the Executive being unable to substantially carry out his duties as set forth in this Agreement, or

                  (iv) the commission of any act by the Executive against the Company that may be construed as the crime of embezzlement, larceny, and/or grand larceny.

         Any other provision in this paragraph to the contrary notwithstanding, the Executive shall not be deemed to have been terminated for Termination for Cause unless and until the Board of Directors of the Company duly adopts a resolution by the

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affirmative vote of no less than two-thirds (2/3) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct described in Subparagraphs (i), (ii) or (iii) of this paragraph and specifying the particulars thereof in detail and a certified copy of such resolution is delivered to the Executive.

         7. TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Company terminates Executive's employment other than for Cause pursuant to Section 6 or on account of death or disability pursuant to Sections 9 or 10, the Company shall pay or provide the Executive with, within thirty (30) days of the date of termination:
(i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused vacation prior to the date of termination; (iii) any unpaid bonus earned through the termination date as well as any bonus that may be due the Executive based upon his performance that was earned but waiting solely on administrative process; (iv) any unpaid expense reimbursement owed to his for periods through the date of termination; (v) any unpaid signing bonus due and owing pursuant to paragraph 4(g) herein, and (vi) the Executive's Base Salary for the remainder of the Term, except that if such termination occurs in the third year of the Term, an amount equal to one (1) year of the Base Salary payable in such third year.

         It is expressly understood that, in the event of termination pursuant to either Section 9 or Section 10, no payment will be due and owing Executive or Executive's estate for payments or monies described in Section 7(vi) herein.

         8. TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder for "Good Reason" within ninety (90) days of the occurrence of any of the following events: (i) a material breach of this Agreement by the Company; (ii) any failure to pay, within a reasonable amount of time, any part of the Executive's compensation (including Base Salary and bonus) or to provide the benefits contemplated herein; (iii) any material reduction or diminution (except temporarily during any period of physical or mental impairment) in the Executive's titles or primary job responsibilities with the Company; or (iv) a change in control of the Company. The Executive shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Section. In the event Executive terminates his employment for Good Reason, he shall not be considered to be in breach of this agreement. In the event of Termination by Executive for Good Reason, Company shall be obligated to pay to Executive that compensation due as if Company had terminated Executive Without Cause pursuant to Section 7 of this Agreement.

         9. TERMINATION DUE TO DEATH. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for all earned

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but unpaid compensation through the date of termination, as delineated in
Section 7 (i) - (v) only, and other than as required by applicable law.

         10. TERMINATION DUE TO DISABILITY. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result is, with reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term. Executive shall have the ability to demonstrate that he can perform the duties under this agreement, but the final determination of fitness shall remain with the Company. Furthermore, if the Executive is receiving disability benefits from an insurance company, this shall constitute prima facie evidence of the Executive's inability to perform the essential functions of the services contemplated hereunder. Any such termination shall become effective upon mailing or hand delivery of notice, while the Executive continues to be unable to perform the essential functions of the services contemplated hereunder, that the Company has elected to exercise its right to terminate under this Section 10, and the Company shall have no further obligation or duty to the Executive other than payment of monies due and owing as delineated in paragraph 7 (i) - (v) only. For purposes of determining the Executive's disability, the existence or nonexistence of a disability shall be conclusively determined by a physician to be selected by the Executive and the Company in good faith.


         11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND NON- COMPETITION

         a The Executive acknowledges that the Executive has been informed that it is the policy of the Company to maintain as secret and confidential all information:

                  (i) relating to the products, processes, designs and/or systems used by the Company and its Affiliates and

                  (ii) relating to the customers and employees of the Company and its Affiliates (all such information hereafter referred to as "confidential information"), and the Executive further acknowledges that such confidential information is of great value to the Company.

         For purposes of this Agreement, "Affiliates" means any person or entity or group of persons or entities acting together that, directly or indirectly, through one or more intermediaries controls, or is controlled by or is under common control with the Company.

         The parties recognize that the services to be performed by the Executive are special and unique, and that by reason of his employment by the Company, the Executive has and will acquire confidential information as aforesaid. The parties confirm that it is reasonably necessary to protect the Company's (and its Affiliates')

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goodwill, and accordingly the Executive does agree that the Executive will not directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company):

                  A. At any time during his employment by the Company or after the Executive ceases to be employed by the Company, divulge to any persons, firms or corporations, other than the Company (hereinafter referred to collectively as "third parties"), or use or allow or cause or authorize any third parties to use, any such confidential information; and

                  B. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited, for or on behalf of the Executive or third parties, any business from persons, firms, corporations or other entities who were at any time within two (2) years prior to the cessation of his employment hereunder, customers of the Company or its affiliates; and

                  C. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, accept or cause or authorize directly or indirectly to be accepted, for or on behalf of the Executive or third parties, any business from any such customers of this Company or its affiliates ; and

                  D. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited for employment, for or on behalf of the Executive or third parties, any persons (excluding any individuals residing in the same immediate primary residence as the Executive, and/or the Executive's immediate family) who were at any time within one year prior to the cessation of his employment hereunder, employees of the Company or its affiliates; and

                  E. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, employ or cause or authorize directly or indirectly to be employed, for or on behalf of the Executive or third parties, any such employees of the Company or its affiliates.

                  F. (Left blank intentionally)



         b. The Executive agrees that, upon the expiration of his employment by the Company for any reason, the Executive shall forthwith deliver up to the Company any and all records, drawings, notebooks, keys and other documents and material, and copies thereof in his possession or under his control which is the property of the Company or which relate to any confidential information or any discoveries of the Company.

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         c. The Executive agrees that any breach or threatened breach by the
            Executive of any provision of this Section 7 shall entitle the Company, in addition to any other legal remedies available to it, to enjoin such breach or threatened breach through any court of competent jurisdiction. The parties understand and intend that each restriction agreed to by the Executive herein above shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.

         d. For the purposes of this Section, the term "Company" shall mean and include any and all subsidiaries, parents and affiliated corporations of the Company existing at the time of execution of this Agreement.

         12. SUCCESSORS; BINDING AGREEMENT.

         Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if executive shall die shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die during the term of this Agreement, except to the extent otherwise provided in Section 4(g) hereof, no amounts shall be paid to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

         13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         14. SEVERANCE AND VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement

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between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive's compensation and benefits may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         17. NEGOTIATED AGREEMENT. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

         18. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive's home address set forth in the Company's records and to the Company at the address set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to counsel to the Company, at Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, Attention: Scott S. Rosenblum, Esq., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         19. GOVERNING LAW AND RESOLUTION OF DISPUTES. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Section 15, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Executive. Nothing in this
Section 15 shall be construed to limited the availability of injunctive relief in the form of a court ordered injunction in connection with an actual or threatened violation of Section 7 hereof.

         20. OTHER MATTERS.

         (a) The Company will establish an office on Long Island, and will fund the overhead of such an office, which will be charged as an expense to the Long Island Business Unit in year 1. The location and cost of such office shall be mutually agreed upon. A list of one time expenses associated with the opening of the Long Island

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Business Unit will be supplied by the Executive and these charges shall not be included in the calculation of pre-tax net income of the Long Island Business Unit for year 1

         (b) The Company will agree to continue the employment of Lisa Margolies and Harry Bourne, provided that such employees continue to perform their services in a fashion consistent with their past practices. Executive shall have hire/fire veto power over these two employees through the end of year 2 of the employment agreement. These two (2) employees shall have automobile allowances of not more than $735 per month on a combined or aggregate basis. Further, these two employees will be reviewed both for performance and annual compensation by no later than June 30, 2005. Increases to annual compensation shall be in line with increases to other Company staff members in similar positions and shall be as if these two employees will have been employed, for purposes of such increases, for a full year at the Company.

         (c) The parties hereto shall each be responsible for any and all of their own expenses associated with the preparation and execution of this Agreement.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SWK TECHNOLOGIES, INC.                      ANDREW RUDIN



By:___________________________              ________________________________

Name: Jeffrey D. Roth                                Dated: 3-1-05

Title:  Chief Executive Officer

Dated: 3-1-05


With respect to Sections 4(g) and 4(h), the undersigned acknowledges and accepts its obligations.

TREY RESOURCES, INC.



By: __________________________

Name:  Mark Meller

Title:   Chief Executive Officer

Dated: 3-1-05


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